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FOR IMMEDIATE RELEASE
November 17, 1994
Contact:  Lela Cocoros (303) 267-5273

                       TCI AFFIRMS FOUR BUSINESS GROUPS;
                    ANNOUNCES PLAN FOR NEW CLASSES OF STOCK

Englewood, CO -- Following a meeting of its Board of Directors on Wednesday, November 16, Tele-Communications, Inc. ("TCI") affirmed that it has organized itself into four business groups focusing on domestic distribution of cable and telephony; programming and other software products (Liberty Media); international investments and operations; and technology ventures. TCI also announced its Board has approved a plan to create four new classes of TCI common stock, intended to track and reflect the performance of each of these four business groups. The plan is subject to shareholder approval. Moreover, TCI's Board must adopt any plan for distribution of these proposed securities, and no such Board action has been taken.

        CEOs of the four groups are Brendan R. Clouston (domestic communications), Peter R. Barton (Liberty Media), Fred A. Vierra (international) and Larry E. Romrell (technology ventures).

        John Malone, President and Chief Executive Officer of TCI, said, "Brendan, Peter, Fred and Larry are capable and experienced executives. They already have taken command of their business groups and are now the ultimate source of information from TCI about matters within their respective jurisdictions."

        On the new organization generally, Malone added, "TCI remains an entrepreneurial company, committed to opportunistic growth in its rapidly changing business environment. Our new structure will help us maintain these fundamental aspects of our culture by balancing the virtues of financial and operational independence in the four business groups with the synergies and scale economies provided by a common corporate parent. The structure could also make possible more flexible and dynamic ways for investors to participate in TCI's growth."

        In its action November 16, the TCI Board authorized management to prepare proxy materials for a meeting of shareholders at which they will be asked to approve amendments to the company's charter authorizing the four new classes of common stock. Following shareholder approval, expected by the Spring of 1995, the Board could issue all or a portion of one or more classes of the stock in a manner it deems appropriate, such as a tax-free stock dividend, rights offering or an exchange offer to current shareholders; a public offering for cash; an offering in connection with future acquisitions or an offering to strategic investor allies.
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        Commenting on the plan for new classes of stock, Malone said, "This plan will give TCI investors and the company itself enormous financial flexibility, tax efficiencies and new capabilities. If any of the new securities are issued, investors could target one or more of our lines of business while still relying on the synergies and scale economies of the TCI parent. The company's capital structure could more accurately reflect underlying values. Moreover, the company would have more versatility in attracting capital and strategic allies, tracking the success of its operating units and compensating key management and employees."

        The plan would leave the currently existing TCI common stock outstanding, except that these shares would represent TCI's retained interest in the various business groups whether or not the new classes of stock are issued. The plan would not require any transfer of legal title to TCI assets nor would it affect the existing rights of the holders of TCI securities.

        TCI also stated that it has retained Lehman Brothers, Inc. and CS First Boston as advisors in these matters.

        Tele-Communications, Inc. is traded in the NASDAQ National Market with Class A and Class B Common Stock, and Class B Preferred Stock, trading separately under the symbols of TCOMA, TCOMB, and TCOMP, respectively.